Exhibit 99.4

December 19, 2022

Xiao-I Corporation (the “Company”)

7th floor, Building 398, No. 1555 West
Jinshajiang Rd
Shanghai, China 201803

CONSENT OF DIRECTOR NOMINEE

Ladies and Gentlemen:

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Xiao-I Corporation. in its Registration Statement on Form F-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

Sincerely yours,

/s/ Dr. Zhong Lin
Name: Dr. Zhong Lin